                                                                EXHIBIT 11

                  STIRLING COOKE BROWN HOLDINGS LIMITED

        STATEMENT OF COMPUTATION OF NET INCOME PER ORDINARY SHARE

            (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS,

                     EXCEPT SHARE AND PER SHARE DATA)

                                                                     AS OF OR FOR THE
                                                                        NINE MONTHS
                         AS OF OR FOR THE YEAR ENDED DECEMBER 31,   ENDED SEPTEMBER 30,
                         -----------------------------------------  -------------------
                             1994          1995          1996         1996      1997
                         ------------- ------------- -------------  --------- ---------
Net income.............. $       2,833 $       4,594 $       9,918  $   8,122 $   9,582
                         ============= ============= =============  ========= =========
PRIMARY
Number of shares:
Weighted average shares
 outstanding............     4,000,020     4,000,020     7,879,121  7,838,828 8,066,495
Incremental shares of
 outstanding stock
 options (1)............             0        15,190       205,828    191,341   173,825
Weighted average
 treasury shares held
 (2)....................             0             0       (67,227)   (22,041) (187,861)
Shares issued in June,
 1997 (3)...............       288,888       288,888       288,888    288,888   288,888
                         ------------- ------------- -------------  --------- ---------
                             4,288,908     4,304,098     8,306,610  8,297,016 8,341,347
                         ============= ============= =============  ========= =========
Primary earnings per
 share: ................          0.66          1.07          1.19       0.98      1.15
FULLY DILUTED
Number of shares:
Weighted average shares
 outstanding............     4,000,020     4,000,020     7,879,121  7,838,828 8,066,495
Incremental shares of
 outstanding stock
 options (1)............             0        22,315       218,480    209,474   178,652
Weighted average
 treasury shares held
 (2)....................             0             0       (67,227)   (22,041) (187,861)
Shares issued in June,
 1997 (3)...............       288,888       288,888       288,888    288,888   288,888
                          ------------- ------------- -------------  --------- ---------
                             4,288,908     4,311,223     8,319,262  8,315,149 8,346,174
                          ============= ============= =============  ========= =========

Fully diluted earnings
 per share: ............ $        0.66 $        1.07 $        1.19  $    0.98 $    1.15

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(1) In June, 1995 the Company granted options to certain employee stockholders. These options were exercised on June 30, 1997. The dilution above has been calculated using the treasury stock method, based on the Company's estimate of fair market value.

(2) In September, 1996 and April, 1997 the Company repurchased 202,784 and 213,732 respectively of its ordinary shares from certain of its founding shareholders. The Company reissued 16,000 of these ordinary shares in June, 1997 and cancelled the remaining 400,516 ordinary shares on June 30, 1997.

(3) Shares issued within one year prior to the registration statement are deemed outstanding for all periods presented.

(4) All share data has been restated to reflect the four for one stock split effected on June 30, 1997.